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ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—CONSOLIDATED

1st QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2003	March 31, 2002
	(In thousands, except per share data)
Barrels of beer and other beverages sold	6,918	6,506

Sales—domestic and international	$1,100,855	$944,256
Beer excise taxes	(272,714)	(198,434)

Net sales	828,141	745,822
Costs and expenses:
Cost of goods sold	(559,474)	(482,344)

Gross Profit	268,667	263,478
Marketing, general and administrative	(254,310)	(215,414)
Special charges	—	(2,876)

Operating income	14,357	45,188
Other income—net	3,384	4,927
Interest expense—net	(16,481)	(5,149)

Earnings before income taxes	1,260	44,966
Income tax expense	(454)	(17,763)

Net income	$806	$27,203

Net income per share (basic)	$0.02	$0.76

Net income per share (diluted)	$0.02	$0.75

Weighted average number of shares o/s (basic)	36,317	35,973
Weighted average number of shares o/s (diluted)	36,558	36,270
Cash dividends declared per share	$0.205	$0.205

Note:    Results for the first 5 weeks of fiscal 2002 exclude Coors Brewers Limited (U.K.)

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—AMERICAs

1st QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2003	March 31, 2002
	(In thousands)
Barrels of beer and other beverages sold	4,905	5,130

Sales—domestic and international	$615,525	$636,969
Beer excise taxes	(88,769)	(91,993)

Net sales	526,756	544,976
Costs and expenses:
Cost of goods sold	(337,590)	(343,332)

Gross Profit	189,166	201,644
Marketing, general and administrative	(165,139)	(157,777)
Special charges	—	(804)

Operating income	24,027	43,063
Other income (expense)—net	2,662	(149)
Interest expense—net	—	—

Earnings before income taxes	$26,689	$42,914

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—EUROPE

1st QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2003	March 31, 2002
	(In thousands)
Barrels of beer and other beverages sold	2,013	1,376

Sales—domestic and international	$485,330	$307,287
Beer excise taxes	(183,945)	(106,441)

Net sales	301,385	200,846
Costs and expenses:
Cost of goods sold	(221,884)	(139,012)

Gross Profit	79,501	61,834
Marketing, general and administrative	(83,945)	(53,053)
Special charges	—	—

Operating (loss) income	(4,444)	8,781
Other income—net	805	1,878
Interest income—net	4,365	2,420

Earnings before income taxes	$726	$13,079

Note:    All results prior to 2/2/02 exclude Coors Brewers Limited, leaving only pre-CBL-acquisition Europe results prior to 2/2/02.

ADOLPH COORS COMPANY

SUMMARY OF OPERATIONS—CORPORATE

1st QUARTER 2003

(Unaudited)

	Thirteen Weeks Ended
	March 30, 2003	March 31, 2002
	(In thousands)
Barrels of beer and other beverages sold	—	—

Sales—domestic and international	$—	$—
Beer excise taxes	—	—

Net sales	—	—
Costs and expenses:
Cost of goods sold	—	—

Gross Profit	—	—
Marketing, general and administrative	(5,226)	(4,584)
Special charges	—	(2,072)

Operating loss	(5,226)	(6,656)
Other (expense) income—net	(83)	3,198
Interest expense—net	(20,846)	(7,569)

Loss before income taxes	$(26,155)	$(11,027)

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ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—CONSOLIDATED 1st QUARTER 2003 (Unaudited)
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—AMERICAs 1st QUARTER 2003 (Unaudited)
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—EUROPE 1st QUARTER 2003 (Unaudited)
ADOLPH COORS COMPANY SUMMARY OF OPERATIONS—CORPORATE 1st QUARTER 2003 (Unaudited)